GoFish Corporation Names Tribal DDB
Worldwide Founder and CEO Matt Freeman
as Chief Executive Officer, Board Director

 Move Extends GoFish Leadership in Creation of
Digital Brand Immersion Network for Major Advertisers

SAN FRANCISCO (June 6, 2008) GoFish Corporation (OTCBB: GOFH, www.gofishcorp.com), a leading online media company with nearly 21 million unique users a month domestically and 66 million a month worldwide, today named Matt Freeman, former Founder and Chief Executive Officer of Tribal DDB Worldwide, as Chief Executive Officer and a member of the Company’s Board of Directors. He succeeds Michael Downing who will leave the company.

“Companies like McDonald’s and Nike cannot build their brand through buying search keywords alone,” says Mr. Freeman. “As online audiences continue to fragment beyond the portals, major brands still need a way to connect with mass audiences. GoFish offers advertisers meaningful brand engagement, not merely direct response, across an ever-expanding portfolio of digital properties that are at the vanguard of consumers’ passions and interests.”

“Matt is a seminal figure in the digital marketing and advertising industry. He is an experienced, entrepreneurial chief executive with a proven track record of building businesses in highly competitive domestic and international markets. His broad-based experience includes running industry leading companies from their earliest stages to mature market leadership and delivering exceptionally high levels of revenues and profit,” says Tabreez Verjee, President of GoFish.  “We are excited to have him take day to day responsibility for GoFish as we expand our well positioned vertical advertising business and establish ourselves as a digital entertainment media company.”

Mr. Freeman adds, “Since its successful launch this past February, the immersive experience that GoFish Network uniquely offers has allowed it to grow to nearly 21 million unique users domestically and 66 million unique users worldwide, becoming one of the ‘Big 3’ youth brands on the Internet. Even more exciting to me is GoFish’s proven ability to expand its ‘Brand Immersion’ approach in advertising to Young Adults and Moms demos, underscoring the company’s huge potential to provide brand advertisers a premium environment with a highly-engaged audience no matter who the target. This is a company with an exceptionally promising future.”

Mr. Freeman helped found Tribal DDB Worldwide in 1998 growing the company from 45 employees and $5 million in annual revenue to over 1,500 employees and $250 million in annual revenue while building a global network of 45 offices spanning 28 countries. He developed broad, global relationships with Fortune 100 clients including PepsiCo, Philips, Johnson & Johnson, McDonald’s, Volkswagen, ExxonMobil and Unilever. Mr. Freeman also started and scaled specialized business units in Search (SEM & SEO), Hosting, Database development & Analytics (including proprietary econometric modeling applications), Digital Healthcare Marketing, Gaming, Mobile, iTV and Strategic Consulting.

In January 2006, AdWeek named Tribal DDB Worldwide its Interactive Agency of the Year and in January 2008, Adverting Age awarded it Global Agency Network of the Year. Both publications cited Mr. Freeman’s leadership as a critical factor in Tribal’s enduring success.

In 1997 and 1998, Mr. Freeman was Executive Creative Director Modem Media / Poppe Tyson (since then acquired by Digitas, Inc.; now a Division of Publicis Group). There, he led efforts on IBM & other key clients and was part of the merger integration team with Modem Media and Poppe Tyson. Before that, he was Partner, Executive Creative Director at Poppe Tyson (formerly a division of True North, now Interpublic Group from 1995 to 1997. Earlier in his career, Mr. Freeman was a writer at MTV working on Beavis & Butthead and MTV Beach House and he was a private school English teacher.

Mr. Freeman, a graduate of Dartmouth College and the NY School of Visual Arts, has been inducted into the American Advertising Federation Hall of Achievement; is the Founder of the Interactive Agency Board of the IAB, is an active Board member of the Advertising Club and the American Association of Advertising Agencies (4As) and is a member of the Marketing Advisory Board of the Modern Museum of Art (MOMA).

Hi Res Digital Photo of Mr. Freeman Available on Request

GoFish Corporation (www.gofishcorp.com) (OTCBB: GOFH - News), headquartered in San Francisco with offices in Los Angeles and New York, is a leading entertainment and media company, with a focus on reaching kids, teens and moms, and specializing in aggregating, and distributing premium content on a large network of quality sites for which GoFish is the exclusive brand advertising monetization partner . The GoFish Network of sites reaches nearly 21 million unduplicated online users domestically, and over 66 million worldwide. GoFish has been a pioneer in online content appealing to the hard-to-reach youth market and their parents. It presently ranks as the 3rd largest kids/teens opportunity and a top 5 ‘mom’ opportunity for blue-chip advertisers.*

* Source: comScore Media Metrix Digital Calculator, April 2008. Unduplicated potential reach of the GoFish Network with currently signed partners including WeeWorld.com, Miniclip.com, select channels under the Demand Media Property, and others. The Kids/Teen category has been custom-defined by GoFish Corporation and is not a standard comScore Media Metrix category.

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